EXHIBIT 99.6

                        PRO FORMA FINANCIAL INFORMATION

                              NTL (DELAWARE), INC.

     In May 2000, NTL Incorporated acquired ConsumerCo. On February 21, 2001, as required by its bank credit agreements, NTL Communications completed a transaction whereby it acquired the entire issued share capital of ntl (CWC Holdings) Limited (the entity that owns ConsumerCo) from NTL Incorporated and the entire issued share capital of NTL Business from NTL Delaware in exchange for shares of its common stock.

     The unaudited pro forma financial information presented gives effect to the acquisition of Cablecom Group in March 2000 and ConsumerCo in May 2000 as if they had been consummated on January 1, 2000. The unaudited pro forma financial information is based on our historical financial statements restated in a manner similar to that used in a pooling of interests for the acquisition of ntl (CWC Holdings) from NTL Incorporated and the historical financial statements of Cablecom and ConsumerCo from January 1, 2000 to the respective dates of acquisition. The historical financial statements of Cablecom and ConsumerCo are prepared in accordance with U.S. generally accepted accounting principles and have been translated into U.S. dollars. Certain amounts in these historical financial statements have been reclassified to conform to our presentation.

     The historical financial statement of Cablecom which is included in the pro forma condensed combined statement of operations has been adjusted to eliminate intercompany revenues and operating expenses that were not historically eliminated.

     The historical results of ConsumerCo reflect certain intercompany costs and expenses as they were prior to the separation of ConsumerCo which was completed in the second quarter of 2000. These costs and expenses do not necessarily reflect the costs and expenses that would have been incurred if CWC DataCo and ConsumerCo were separate entities during this period. Therefore, the historical financial statement of ConsumerCo, which is included in the unaudited pro forma financial information, is not reflective of results on a going forward basis.

     The acquisition of Cablecom has been accounted for using the purchase method of accounting, in which the assets acquired and the liabilities assumed have been recorded at their estimated fair values. The acquisition of ConsumerCo has been accounted for at the historical cost of NTL Incorporated. This is consistent with a transfer of entities under common control, and is similar to the accounting used in a "pooling of interests." NTL Incorporated accounted for its acquisition of ConsumerCo using the purchase method of accounting. Accordingly, the assets acquired and the liabilities assumed were recorded at their estimated fair values.

     The pro forma adjustments are based upon available information and assumptions that we believe were reasonable at the time made. The unaudited pro forma financial information does not purport to present our results of operations had the acquisitions occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma condensed combined statement of operations does not reflect any adjustments for cost savings that we expect to realize. The pro forma adjustments reflecting the acquisitions are based upon the assumptions set forth in the notes to the pro forma financial information. No assurances can be made as to the amount of cost savings or revenue enhancements, if any, that may be realized.

                                        1